Exhibit (a)(1)(v)

SECOND SUPPLEMENT TO THE OFFER TO EXCHANGE

Goodrich Petroleum Corporation

Has Amended Its

Offer to Exchange

5.375% Series B Cumulative Convertible Preferred Stock, par value $1.00 per share

10.00% Series C Cumulative Preferred Stock, par value $1.00 per share

9.75% Series D Cumulative Preferred Stock, par value $1.00 per share for

10.00% Series E Cumulative Convertible Preferred Stock

Goodrich Petroleum Corporation (the “Company”) has made an amendment to its previously announced exchange offers (the “Exchange Offers”) in respect of its 5.375% Series B Cumulative Convertible Preferred Stock (the “Series B Preferred Stock”), 10.00% Series C Cumulative Preferred Stock (the “Series C Preferred Stock”) and 9.75% Series D Cumulative Preferred Stock (the “Series D Preferred Stock” and, together with the Series B Preferred Stock and Series C Preferred Stock, the “Existing Preferred Stock”), pursuant to the offer to exchange dated November 6, 2015 (as amended by the First Supplement dated November 18, 2015, the “Offer to Exchange”) and the accompanying letter of transmittal.

The Company commenced offers to exchange any and all of the shares of the Company’s outstanding Series B Preferred Stock, up to 2,390,000 depositary shares representing the Company’s outstanding Series C Preferred Stock and up to 2,390,000 depositary shares representing the Company’s outstanding Series D Preferred Stock for newly issued depositary shares each representing a 1/1000th interest in a share of the Company’s 10.00% Series E Cumulative Convertible Preferred Stock (such depositary shares, the “Series E Preferred Stock”).

The Company is amending the Offer to Exchange by extending the expiration date of the Exchange Offers to 5:00 p.m., New York City time, on December 15, 2015, in addition to the amendments listed below under the section “Amendments to the Offer to Exchange.”

You should carefully read the “Risk Factors” section beginning on page 16 of the Offer to Exchange before you make any decision regarding the Exchange Offers.

You must make your own decision whether to tender Existing Preferred Stock in the Exchange Offers, and, if so, the amount of Existing Preferred Stock to tender. Neither the Company, the Information Agent, the Exchange Agent nor any other person is making any recommendation as to whether or not you should tender your Existing Preferred Stock for exchange in the Exchange Offers.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities being offered in this Exchange Offers, or determined if this Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

Except as set forth in this Second Supplement, the Exchange Offers continue to be governed by the terms and conditions set forth in the Offer to Exchange, and the information contained therein continues to be important to each holder’s decision with respect to the Exchange Offers. Accordingly this Second Supplement should be read carefully in conjunction with the Offer to Exchange, which was been previously delivered to holders of the Existing Preferred Stock. Capitalized terms used herein without definition shall have the respective meanings attributed to such terms in the Offer to Exchange.

The Exchange Offers are subject to the conditions described in “The Exchange Offers—Conditions to the Exchange Offers” in the Offer to Exchange. The Company reserves the right to extend or terminate any of the Exchange Offers if any condition of the Exchange Offers is not satisfied and otherwise to amend the Exchange Offers in any respect.

The date of this Second Supplement to the Offer to Exchange is December 9, 2015.

AMENDMENTS TO THE OFFER TO EXCHANGE

1.	Cover Page

The fourth paragraph on the Cover Page to the Offer to Exchange is amended and restated as follows:

The Series E Preferred Stock will be convertible into shares of our common stock, par value $0.20 per share (the “Common Stock”) at any time during the life of the security. The conversion rate will initially be 5.00 shares of Common Stock per depositary share of Series E Preferred Stock, which is equivalent to a conversion price of approximately $2.00 per share of Common Stock. Upon conversion of the Series E Preferred Stock, we may choose to deliver the conversion value, as defined in this Offer to Exchange, to holders in cash, shares of our Common Stock, or a combination of cash and shares of our Common Stock. We expect that the depositary shares representing our Series E Preferred Stock to be issued in the Exchange Offers will be approved for listing on the OTC Markets Group, Inc.

2.	Forward-Looking Statements

Bullet 17 under the heading Forward-Looking Statements in the Offer to Exchange is amended and restated as follows:

•	our ability to maintain the listing of our common stock, depositary shares representing our Series C Preferred Stock and depositary shares representing our Series D Preferred Stock on the New York Stock Exchange (“NYSE”) and obtain and maintain the listing of our depositary shares representing Series E Preferred Stock on the OTC Markets Group, Inc.

3.	Questions and Answers About the Exchange Offers

The following question and answer is hereby removed from the Offer to Exchange:

Will the Series E Preferred Stock be listed on the NYSE?

It is a condition to the Exchange Offers that we shall be satisfied in our reasonable discretion that the Series E Preferred Stock to be issued pursuant to the Exchange Offers will be eligible to be listed on the NYSE. Following completion of the Exchange Offers, we will submit a supplemental listing application to the NYSE requesting that the Series E Preferred Stock issued in the Exchange Offers be approved for listing.

4.	Risk Factors

The third risk factor under the heading Risks Related to the Exchange Offers is amended and restated as follows:

The Series E Preferred Stock is a new issuance and there is no established trading market for it, which may negatively affect the market value and your ability to transfer or sell your depositary shares.

The Series E Preferred Stock is a new issue of securities with no established trading market. We intend to apply to list the depositary shares on the OTC Markets Group, Inc. However, we cannot assure you that the depositary shares will be approved for listing on the OTC Markets Group, Inc. An active trading market on the OTC Markets Group, Inc. for the depositary shares may not develop or last, in which case the trading price of the depositary shares could be adversely affected. If an active trading market does develop on the OTC Markets Group, Inc., the depositary shares may trade at prices higher or lower than their initial offering price.

The liquidity of any market for the depositary shares that may develop will depend on a number of factors, including those that may affect our market value and many other factors that are beyond our control.

5.	The Exchange Offers

The fourth paragraph under the heading Terms of the Exchange Offers is amended and restated as follows:

The Series E Preferred Stock will be convertible into shares of our Common Stock at any time during the life of the security. The conversion rate will initially be 5.00 shares of Common Stock per depositary share of Series E Preferred Stock, which is equivalent to a conversion price of approximately $2.00 per share of Common Stock. Upon conversion of the Series E Preferred Stock, we may choose to deliver the conversion value, as defined in this Offer to Exchange, to holders in cash, shares of our Common Stock, or a combination of cash and shares of our Common Stock. We expect that the depositary shares representing our Series E Preferred Stock to be issued in the Exchange Offers will be approved for listing on the OTC Markets Group, Inc.

6.	Comparison of Rights Between the Existing Preferred Stock and the Series E Preferred Stock

The first paragraph under the heading Listing is amended and restated as follows:

We expect to list the Series E Preferred Stock on the OTC Markets Group, Inc.

7.	General Amendment

All references to the Expiration Date in the Offer to Exchange shall now mean 5:00 p.m., New York City time, on December 15, 2015 (such time and date, as the same may be extended).

THE INFORMATION AGENT AND EXCHANGE AGENT FOR THE EXCHANGE OFFERS IS:

D.F. King & Co., Inc.

48 Wall Street — 22nd Floor

New York, New York 10005

Banks and Brokers, Call: (212) 269-5550

All Others Call Toll-Free: (888) 853-1834

Email: gdp@dfking.com

Additional copies of this Offer to Exchange, this Second Supplement, the First Supplement, the Amended Letter of Transmittal or other tender offer materials may be obtained from the Information Agent or the Exchange Agent and will be furnished at our expense. Questions and requests for assistance regarding the tender of your securities should be directed to the Information Agent or the Exchange Agent.

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